UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2009

Alliance One International, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-13684	54-1746567
________________	_____________________________	____________________
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway Morrisville, NC 27560-8417 (Address of principal executive offices)

(919) 379-4300 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Alliance One International, Inc.

ITEM 3.02	Unregistered Sales of Equity Securities.

         On July 15, 2009, Alliance One International, Inc. (“we” or “Alliance One”) issued $15 million aggregate principal amount of our 5 ½% Convertible Senior Subordinated Notes due 2014 (the “Convertible Notes”) pursuant to an Indenture dated July 2, 2009 among Alliance One, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and conversion agent, which also governs $100 million aggregate principal amount of Convertible Notes issued on July 2, 2009.  The issuance of the additional $15 million aggregate principal amount of Convertible Notes was pursuant to the exercise in full by the initial purchasers of the $100 million aggregate principal amount of the Convertible Notes of an option granted to such initial purchasers solely to cover over-allotments.  The initial purchasers of the additional $15 million aggregate principal amount of Convertible Notes received discounts and commissions in an aggregate amount of $450,000.  The offer and sale of the Convertible Notes to the initial purchasers was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration under Section 4(2) of the Securities Act as such transaction did not involve a public offering of securities.  The initial purchasers offered for resale the Convertible Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.  Alliance One relied on these exemptions from registration based in part on representations made by the initial purchasers.  Based on the initial conversion rate of the Convertible Notes of 198.8862 shares of common stock per $1,000 principal amount of the Convertible Notes, the number of shares of our common stock issuable upon conversion of the additional $15 million aggregate principal amount of the Convertible Notes is approximately 2.98 million, subject to customary anti-dilution adjustments.

         In connection with the exercise of the over-allotment option with respect to the Convertible Notes, we entered into privately negotiated convertible note hedge transactions (the “convertible note hedge transactions”) with three counterparties, which include one initial purchaser of the Convertible Notes and affiliates of two other initial purchasers (the “hedge counterparties”).  The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that initially underlie the Convertible Notes sold on July 15, 2009.  We paid an aggregate amount of approximately $4.54 million to the hedge counterparties for the convertible note hedge transactions.  At that time, we also entered into privately negotiated warrant transactions (the “warrant transactions”) relating to the same number of shares of our common stock with the hedge counterparties.

         The convertible note hedge transactions are expected to reduce the potential dilution with respect to our common stock upon conversion of the additional $15 million aggregate principal amount of Convertible Notes in the event that the value per share of our common stock, as measured under the convertible note hedge transactions, during the applicable valuation period, is greater than the strike price of the convertible note hedge transactions, which corresponds to the initial conversion price of the Convertible Notes and is similarly subject to customary anti-dilution adjustments.  If, however, the price per share of our common stock, as measured under the warrants, exceeds the strike price of the warrant transactions during the applicable valuation period, there would be dilution from the issuance of our common stock pursuant to the warrants.  The warrants have a strike price of $7.3325, which is subject to customary anti-dilution adjustments.  The warrants expire in daily installments commencing on October 15, 2014 and ending on April 8, 2015.

         Alliance One offered and sold the warrants to the hedge counterparties in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.  We relied on this exemption from registration based in part on representations made by the hedge counterparties to us.  The warrants are exercisable for up to approximately 2.98 million shares of our common stock, subject to customary anti-dilution adjustments, with a maximum aggregate amount of approximately 5.97 million shares.  We received an aggregate payment of approximately $1.69 million for the sale of the warrants.

Alliance One International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2009	Alliance One International, Inc.
Registrant

/s/ Joel Thomas
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Joel Thomas Vice President - Treasurer

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